UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

CALAMOS ASSET MANAGEMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51003	32-0122554
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

2020 Calamos Court Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 245-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

As previously disclosed, on January 10, 2017, Calamos Asset Management, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Calamos Partners LLC, a Delaware limited liability company (“Parent”), and CPCM Acquisition, Inc., a Delaware corporation (“Offeror”) and wholly owned subsidiary of Parent, pursuant to which, among other things, (i) Offeror and Parent agreed to make a cash tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”), at a purchase price of $8.25 per Share in cash (the “Offer Price”) and (ii) after the completion of the Offer and subject to the satisfaction or waiver of certain conditions, the Offeror would be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Parent is controlled by John P. Calamos, Sr., the founder, Chairman of the Board and Global Chief Investment Officer of the Company. Mr. John S. Koudounis, the Company’s Chief Executive Officer, also has an ownership interest in Parent.

The Offer expired at 11:59 p.m., New York City time, on February 17, 2017 (the “Expiration Time”). As of the Expiration Time, 6,022,875 Shares (not including Shares tendered by notice of guaranteed delivery) were validly tendered and not properly withdrawn pursuant to the Offer. Excluding the Shares tendered pursuant to the guaranteed delivery procedures, approximately 29.3% of the total Shares issued and outstanding were tendered into and not properly withdrawn from the Offer. Following the expiration of the Offer and pursuant to the Merger Agreement, on February 18, 2017, Offeror accepted for payment all Shares validly tendered into and not properly withdrawn from the Offer prior to the Expiration Time.

On February 21, 2017, pursuant to the Merger Agreement, Offeror merged with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent. The Merger was effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware pursuant to which no stockholder vote was required to consummate the Merger. Each outstanding Share that was not tendered and accepted pursuant to the Offer (other than Shares held in the treasury of the Company, or that were owned at the commencement of the Offer by Offeror and certain of its affiliates, or owned by any stockholder that properly demanded and perfected appraisal rights) was cancelled and converted into the right to receive cash consideration (without interest) in an amount equal to the Offer Price. The aggregate purchase price payable to acquire the Shares in the Offer and the Merger is approximately $135.7 million.

The information set forth above is only a brief description of the Offer and the Merger and does not purport to be complete and is qualified in its entirety by reference to (i) the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 11, 2017 and (ii) the description of the Merger Agreement included in the Offer to Purchase, as amended, originally included as an exhibit to the Schedule TO filed by Offeror and Parent with the SEC on January 18, 2017.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As a consequence of the Merger, the NASDAQ Stock Market (“Nasdaq”) filed a Form 25 with the Securities and Exchange Commission (“SEC”) to request the removal of the Shares from listing on Nasdaq and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934 (the “ Exchange Act”). The Shares have been suspended from listing on Nasdaq effective prior to the open of business on February 22, 2017. Following the effectiveness of the delisting pursuant to the Form 25, which will occur 10 days after its filing, the Company expects to file a certification and notice of termination on Form 15 with the SEC to deregister the Company’s Shares under the Section 12(g) of the Exchange Act and to suspend the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03	Material Modification of the Rights of Security Holders

The information contained in Item 3.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Merger, all members of the board of directors of the Company immediately prior to the effective time of the Merger ceased to be directors of the Company, except for John P. Calamos, who remained as the sole director immediately following the effective time of the Merger.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Merger, on February 21, 2017 (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended, was amended and restated in its entirety as set forth on Exhibit 3.1 to this Form 8-K and (ii) the Third Amended and Restated By-laws of the Company were amended and restated in their entirety as set forth on Exhibit 3.2 to this Form 8-K.

Item 9.01 – Financial Statements and Exhibits

(d)    Exhibits

3.1	Amended and Restated Certificate of Incorporation of Calamos Asset Management, Inc.

3.2	Bylaws of Calamos Asset Management, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMOS ASSET MANAGEMENT, INC.

Date: February 22, 2017	By:	/s/ J. Christopher Jackson
	Name:	J. Christopher Jackson
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of Calamos Asset Management, Inc.

3.2	Bylaws of Calamos Asset Management, Inc.